DILLARD’S AND CONDÉ NAST MEDIA GROUP INVITE
CUSTOMERS TO VOTE ON TOP TRENDS FROM
FASHION EXPERTS AT STYLE.COM

Winning Items to Become Dillard’s Future Online Ads

April 7, 2008—New York, NY—For every woman who has dreamt about being a fashion expert—now’s the chance. Dillard’s has partnered with Condé Nast Media Group to develop a new online fashion experience for women and juniors called the Dillard’s FAB (“For And By”) Style Collection. Beginning April 7th, fashion experts from Style.com will choose their top 10 items available through dillards.com. Readers can then vote for their favorite styles from the list and every two weeks, the #1 chosen item will be featured in a Dillard’s online advertisement with a click-through to purchase.

Inspired “For” and “By” readers, a special "FAB Factor" Seal of Approval will accompany all the #1 chosen items showcased in the ads. For the first time, with the use of Condé Nast’s proprietary Reddit technology, readers will be able to interact with Dillard’s products and determine the season’s hottest items. Dillard's FAB Style Collection advertisements will be featured on nine Condé Nast Websites including Teen Vogue, YM.com, Glamour, Allure, W, Style.com, Vanity Fair, Self, and Lucky.

Dillard’s is also expanding its Web presence to Facebook by sponsoring the popular Condé Nast fashion application What Are You Wearing. Tell your friends what you’re wearing today, rate their looks, share clothes and show off your style. For the month of April, top trends from Dillard’s will be showcased in a Dillard’s-sponsored “closet”. Users then will be able to create their own “closet” from Dillard’s merchandise, and shop instantly for the featured fashions.

Beginning in May 2008, Dillard’s will also be the initial sponsor of Condé Nast’s brand-new application, what when WEAR, which will allow users to upload photos, comment on their friends’ wardrobe choices and recommend other items that can enhance their look. what when WEAR will provide ideas for the perfect outfit to wear on a hot date, a night on the town, or for the aspiring fashionista.

DILLARD’S

Dillard's, Inc. ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.3 billion. The company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The company operates 326 locations spanning 29 states, all with one nameplate Dillard’s - www.dillards.com

CONDÉ NAST MEDIA GROUP

Condé Nast Media Group, a unit of Condé Nast Publications, includes corporate sales, marketing, interactive and direct sales efforts for all of Condé Nast’s consumer magazines and Websites. The Condé Nast Media Group is recognized as an industry leader for its creation and execution of large-scale, integrated, multi-platform advertising programs and events.

CONTACTS:
Zoë Farrell	Julie Bull
Condé Nast Media Group	Dillard's, Inc.
212.286.4619 / zoe_farrell@condenast.com	501-376-5965 / julie.bull@dillards.com